Exhibit 3.4

CERTIFICATE OF AMENDMENT

TO THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF DUN & BRADSTREET HOLDINGS, INC.

(Under Section 242 of the
General Corporation Law of the State of Delaware)

June 23, 2020

Dun & Bradstreet Holdings, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify as follows:

1.                                      The name of the Corporation is Dun & Bradstreet Holdings, Inc.

2.                                      The Amended and Restated Certificate of Incorporation of the Corporation (as amended, the “Amended and Restated Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on February 7, 2019.

3.                                      An amendment to the Amended and Restated Certificate of Incorporation to change the name of the Corporation from Star Intermediate 1, Inc. to Dun & Bradstreet Holdings, Inc. was filed with the Secretary of State of the State of Delaware on March 12, 2020.

4.                                      The board of directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions to amend Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation so that first paragraph of Article FOURTH is amended so that, as amended, the first paragraph of Article FOURTH shall be and read as follows:

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is two billion and twenty-five million shares (2,025,000,000) comprised of (a) two billion (2,000,000,000) shares of common stock having a par value of $0.0001 per share (“Common Stock”) and (b) twenty-five million (25,000,000) shares of one or more series of preferred stock having a par value of $0.001 per share (“Preferred Stock”).

Immediately upon the Certificate of Amendment to the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware to effect the Stock Split (as defined below) becoming effective pursuant to the DGCL (such time, the“Stock Split Effective Time”), each share of Common Stock issued and outstanding immediately prior to the Stock Split Effective Time (including treasury shares, if any) shall automatically, without further action on the part of the Corporation or any holder of such Common Stock, be reclassified as and shall become 314,494.968 shares of validly issued, fully paid and nonassessable Common Stock (the “Stock Split”).  No fractional shares of Common Stock shall be issued upon the Stock Split. If, upon aggregating all of the Common Stock held by a holder of Common Stock immediately following the Stock Split, a holder of Common Stock would otherwise be entitled to a fractional share of Common Stock, the Corporation shall pay to each such holder, in lieu of issuing a fraction of a share of Common Stock, an amount equal to the fair value of such fraction of a share of Common Stock, as determined in good faith by the Board of Directors. Any stock certificate that, immediately prior to the Stock Split Effective Time, evidenced or otherwise represented shares of Common Stock shall, from and after the Stock Split Effective Time, without further action by any holder of shares of Common Stock, be deemed for all purposes to evidence ownership of, and to represent the whole number of shares of Common Stock into which the Common Stock represented by such certificate was reclassified and the foregoing shall be appropriately reflected in the Corporation’s stock record books.  If, at any time after the Stock Split Effective Time, a stock certificate issued prior to the Stock Split Effective Time and formerly representing shares of Common Stock is presented to the Corporation for transfer, exchange or reissuance, such stock certificate shall be cancelled and exchanged for stock certificates evidencing or otherwise representing the whole number of shares of Common Stock deemed evidenced and represented by such stock certificate pursuant to this Article FOURTH.”

5.             The foregoing Amendment to the Amended and Restated Certificate of Incorporation of the Corporation was submitted to the sole stockholder of the Corporation entitled to vote on such matter and was approved by the required vote of such stockholder of the Corporation in accordance with Sections 228 and 242 of the DGCL.

6.             The foregoing Amendment to the Amended and Restated Certificate of Incorporation of the Corporation was adopted in accordance with Sections 228 of the DGCL.

7.             This Certificate of Amendment to the Certificate of Incorporation of the Corporation, and the amendment contemplated hereby, shall become effective immediately upon being duly filed with the Secretary of State of the State of Delaware.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the undersigned, for the purpose of amending the Certificate of Incorporation of the Corporation pursuant to the DGCL, does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true, and accordingly has hereunto signed this Amendment to the Certificate of Incorporation of the Corporation this 23rd day of June, 2020.

DUN & BRADSTREET HOLDINGS, INC.

By:	/s/ Colleen E. Haley
Name:	Colleen E. Haley
Title:	Corporate Secretary

[CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION OF DUN & BRADSTREET HOLDINGS, INC.]